Exhibit 99.1

VSE Reports Financial Results for First Quarter 2014
Continued success in our supply chain support offsets challenges in traditional customer base

Alexandria, Virginia, April 30, 2014 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three months ended March 31, 2014.

Financial Results (unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended Mar 31
	2014	2013	% Change
Revenues	$119,409	$119,157	0.2%
Operating income	$11,357	$9,942	14.2%
Operating margin	9.51%	8.34%	up 117 bp
Income from continuing operations	$6,269	$5,271	18.9%
Loss from discontinued operations, net of tax	$(615)	$(13)	-
Net income	$5,654	$5,258	7.5%
Income from continuing operations EPS (diluted)	$1.17	$0.99	18.2%
Loss from discontinued operations EPS (diluted)	$(0.12)	$0.00	-
Net income EPS (diluted)	$1.05	$0.99	6.1%

"Our first quarter income from continuing operations and net income improved as compared to prior year first quarter levels," said Maurice "Mo" Gauthier, VSE CEO. "Results from our growing supply chain offerings have offset declines in services performed for our traditional customer base."

Mr. Gauthier continued, "In response to challenges in our legacy defense markets, we have adapted our competencies in vehicle, ship and aircraft fleet sustainment, service life extension, and logistics to the needs of adjacent markets. We will focus on mission critical fleet sustainment in these more promising markets, while we continue to defend and maintain our presence in key legacy defense markets in anticipation of a future rebound."
For the first quarter of 2014, revenues were $119.4 million compared to $119.2 million in the first quarter of 2013. Operating income for the first quarter of 2014 was $11.4 million compared to $9.9 million in the first quarter of 2013. Revenues from our Supply Chain Management Group continued to grow; International Group and Federal Group revenues remained steady; and revenues from our IT, Energy and Management Consulting Group declined compared to the prior year period.
Income from continuing operations for the first quarter of 2014 was $6.3 million, or $1.17 per diluted share, compared to $5.3 million, or $0.99 per diluted share in the first quarter of 2013. Net income was $5.7 million for the first quarter of 2014, or $1.05 per diluted share, compared to $5.3 million, or $0.99 per diluted share for the first quarter of 2013.

Bookings were $89 million in the first quarter of 2014 as compared to revenue of $119.4 million. Funded contract backlog at March 31, 2014 was $205 million, compared to $236 million at December 31, 2013 and $264 million at March 31, 2013.

Note on Discontinued Operations
Prior to our decision in December of 2012 to divest the operations of our subsidiary Integrated Concepts and Research Corporation ("ICRC"), ICRC participated in an arrangement to provide bonding for certain small business prime contractors. Subsequently, various subcontractors have made claims on a few of the bonded projects associated with ICRC's discontinued construction management business. We have recorded a reserve related to these claims and disputes of approximately $615 thousand, net of tax, which is included in loss from discontinued operations for the first quarter of 2014.

Q1 Operational Highlights
•
Revenues from our Wheeler Bros., Inc. (WBI) subsidiary's Managed Inventory Program (MIP), which provides ongoing supply chain support for truck fleet parts, increased by 8% for the first quarter of 2014 as compared to the same period of 2013.

•
WBI was awarded a delivery order to supply 10,000 engineered shelving kits to the United States Postal Service (USPS) for use in the Long Life Delivery Vehicles (LLV). This delivery order has a value of $2.9 million, with USPS having an option to purchase up to 40,000 additional kits following the initial delivery.

•
Our Akimeka, LLC subsidiary will continue providing Systems Operation Support Services (SOSS) to the Social Security Administration (SSA) under General Services Administration (GSA) Schedule 70 as a subcontractor under a contract awarded to Koniag Technology Services, Inc.  This Firm Fixed Price (FFP) contract has a one-year base period of performance, plus five one-year options, and has an estimated value of up to $48 million to Akimeka.

•
Our Federal Group was awarded a Time and Materials (T&M)/Firm Fixed Price (FFP) task order to support base operations and logistics at Red River Army Depot (RRAD) under the Field Installation Readiness Support Team (FIRST) contract. This task order has a one-year base period valued at $5.4 million and two option periods with a total contract value of $14.3 million.

•
Our International Group received several delivery orders totaling more than $13.7 million to continue work  under its Foreign Military Sales (FMS) Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review its public filings with the Securities and Exchange Commission for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

Financial Statements
VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$357	$220
Receivables, principally U.S. Government, net	72,936	78,387
Inventories	40,425	39,315
Deferred tax assets	460	863
Other current assets	12,276	10,641
Total current assets	126,454	129,426

Property and equipment, net	56,542	57,738
Intangible assets, net	79,716	82,257
Goodwill	92,052	92,052
Deferred tax assets	2,634	2,545
Other assets	17,100	16,511
Total assets	$374,498	$380,529

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$24,837	$24,837
Accounts payable	32,949	31,757
Current portion of earn-out obligations	588	-
Accrued expenses and other current liabilities	21,895	24,661
Dividends payable	482	480
Total current liabilities	80,751	81,735

Long-term debt, less current portion	52,682	64,487
Deferred compensation	12,605	11,454
Long-term lease obligations, less current portion	25,399	25,721
Earn-out obligation	8,648	9,062
Other liabilities	1,273	1,267
Total liabilities	181,358	193,726

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,355,698 and 5,333,077 respectively	268	267
Additional paid-in capital	20,199	19,139
Retained earnings	172,769	167,598
Accumulated other comprehensive loss	(96)	(201)
Total stockholders' equity	193,140	186,803
Total liabilities and stockholders' equity	$374,498	$380,529